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                                                                     EXHIBIT 3.1

                                                                         [STAMP]

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                              - REMIT IN DUPLICATE-

      1. The name of the Corporation is ASSURANCEAMERICA CORPORATION.

      2. The Corporation's Amended and Restated Articles of Incorporation have been amended by deleting Article IV thereof in its entirety and substituting therefor the following new Article IV:

      (a) The Corporation shall have authority to issue Eighty Million (80,000,000) shares of common stock (the "Common Stock"), $0.01 par value per share, all of the same class, and Five Million (5,000,000) shares of preferred stock (the "Preferred Stock"), $0.01 par value per share.

      (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada to establish from time to time the number of shares to be included in each such series, to increase or decrease the number of shares included in each such series, but not below the number of shares then issued, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (i) The number of shares constituting that series and the distinctive designation of that series;

            (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

            (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

                                       1

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            (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (viii) Any other relative rights, preferences and limitations of that series.

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 43,611,465 votes for (99.93%);29,689 votes against (0.068%);300 votes abstained (0,001%).*

      4. Officer Signature:

                                        /s/ Lawrence Stumbaugh
                                        ----------------------------------------
                                        Lawrence Stumbaugh, President and
                                        Chief Executive Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

                                       2

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                                                    STATE OF NEVADA
                                                   Sectetary of State
                                       I Hereby certify that this is a true and complete copy of the document as filed in this office.

                                                        OCT 20 2003

                                       By: /s/ Dean Heller
                                           ---------------------
                                           Dean Heller

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NAME: ASSURANCEAMERICA CORPORATION

FILE TYP/NR C  002324-1986 ST NEVADA          INC ON APR  7, 1986 FOR PERPETUAL
  STATUS: CURRENT LIST AS OF : 06-17-03       NUMBER OF PAGES FILED:   4
    TYPE: REGULAR
 PURPOSE: ALL LEGAL ACTIVITIES
                                              CAPITAL : $850,000,000
PAR SHRS: 85,000,000   PAR VAL:  $ 010        NR NO PAR SHRS;
  RA NBR: 53179
        LIST OF OFFICERS FOR 03 - 04 FILED ON 06-17-03    ANNUAL LO       FRA
 RA CHQ INCORPORATED                  STE 155           ACCEPTED       042502
    1555 E. FLAMINGO                LAS VEGAS             NV 89119
 PRES   LAWRENCE STUMBAUGH                                             032784
    PO BOX 70477                    LAS VEGAS             NV 89170
 SECT   ROBERT J CORMICAN                                              032784
    PO BOX 70477                    LAS VEGAS             NV 89170
 TRES   ROBERT J CORMICAN                                              032784
    PO BOX 70477                    LAS VEGAS             NV 89170

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 NAME: ASSURANCEAMERICA CORPORATION

FILE TYP/NR C   002324-1986                                  PF4=PAGE<-
 10-20-03 COMMENTS
 CERTIFICATE OF AMENDMENT FILED AMENDING ARTICLE IV (STOCK) .( FILING FEE
 $150)                                           (2) PGS.             DEG
 10-20-03 CHANGE CAPITAL
 CAPITAL STOCK WAS 60,000,000 @ .01 = $600,000                        DEG
 07-02-03 CHANGED NAME FROM
 BRAINWORKS VENTURES, INC.                              FRA
 07-02-03 COMMENTS
 CERTIFICATE OF AMENDMENT FILED WITH AMENDED AND RESTATED ARTICLES ATTACHED AMENDING ARTICLES I, III, IV, AND DELETING ARTICLES VIII, IX, AND X.
 FILING FEE ($150)                           (3)PGS.                  FRA
 07-02-03 CHANGE CAPITAL
 CAPITAL STOCK WAS 25000000 @ .01 = 250000                           FRA
 04-25-02 RA RESOLUTION
 CORPORATION TRUST COMPANY OF NEVADA
 6100 NEIL ROAD  #500                RENO          NV 89511           APN
 11-13-00 CHANGED NAME FROM
 AURIC METALS CORPORATION                      MXB
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